Exhibit 99.1

FireEye Updates Business Outlook for Fiscal Year 2016

MILPITAS, CA – March 8, 2016 – FireEye, Inc. (NASDAQ: FEYE), the leader at stopping today’s advanced cyber attacks, today updated its business outlook for fiscal year 2016 in conjunction with the company’s 2016 Analyst Briefing.

For the 2016 fiscal year, the company is maintaining its outlook for non-GAAP billings, revenue and operating cash flow, and is providing an updated outlook for non-GAAP operating margin, non-GAAP net loss per share, and capital expenditures.

Consistent with the guidance provided by the company on February 11, 2016, the company expects:

•	Total revenue in the range of $815 to $845 million.

•	Non-GAAP billings in the range of $975 to $1,055 million.

•	Positive cash flow from operations in the range of $70 to $80 million.

With respect to non-GAAP operating margin, non-GAAP net loss per share and capital expenditures, the company now expects:

•	Non-GAAP operating margin in the range of negative 21 to negative 23 percent of revenue, versus previous guidance of negative 22 to negative 24 percent of revenue.

•	Non-GAAP net loss per share of $1.20 to $1.27, versus previous guidance of $1.25 to $1.32.

•	Capital expenditures on property and equipment of approximately $35 million, versus previous guidance of approximately $50 million.

Non-GAAP net loss per share for 2016 assumes interest expense of $12.0 million associated with the company’s convertible senior notes, income taxes between $4.0 and $8.0 million, and shares outstanding of approximately 162 million.

Guidance for non-GAAP financial measures excludes stock based compensation, amortization of intangible assets, non-cash interest expense related to the company’s convertible senior notes, and other non-recurring expenses. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis as a result of the uncertainty regarding, and the potential variability of, the amounts of stock-based compensation expense, amortization of intangible assets, and other non-recurring expenses that may be incurred in the future.

Webcast of 2016 Analyst Briefing

FireEye will discuss its updated guidance at its 2016 Analyst Briefing today, March 8, 2016. The 2016 Analyst Briefing will start at 9:00 a.m. Eastern time and will be webcast, with links to the live and archived webcasts available from the investor relations section of the company’s website at http://investors.fireeye.com/events.cfm.

Forward Looking Statements

This press release contains forward-looking statements, including statements related to expectations and beliefs regarding revenue, billings, operating margin, net loss per share, operating cash flow and capital expenditures on property and equipment for FireEye’s 2016 fiscal year. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause FireEye’s results to differ materially from those expressed or implied by such forward-looking statements include customer demand and adoption of FireEye’s offerings; real or perceived defects, errors or vulnerabilities in FireEye’s offerings; FireEye’s ability to react to trends and challenges in its business and the markets in which it operates; FireEye’s ability to anticipate market needs or develop new or enhanced offerings to meet those needs; the failure to achieve expected synergies and efficiencies of operations between FireEye and its acquired companies; the ability of FireEye and its acquired companies to successfully integrate their respective market opportunities, technology, products, personnel and operations; the failure to timely develop and achieve market acceptance of combined products and services; the ability of FireEye to retain and motivate key employees; and general economic conditions; as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in FireEye’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016, which is available on the Investor Relations section of the company’s website at investors.FireEye.com and on the SEC website at www.sec.gov. All forward-looking statements in this press release are based on information available to FireEye as of the date hereof, and FireEye does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About FireEye, Inc.

FireEye has invented a purpose-built, virtual machine-based security platform that provides real-time threat protection to enterprises and governments worldwide against the next generation of cyber attacks. These highly sophisticated cyber attacks easily circumvent traditional signature-based defenses, such as next-generation firewalls, IPS, anti-virus, and gateways. The FireEye Threat Prevention Platform provides real-time, dynamic threat protection without the use of signatures to protect an organization across the primary threat vectors and across the different stages of an attack life cycle. The core of the FireEye platform is a virtual execution engine, complemented by dynamic threat intelligence, to identify and block cyber attacks in real time. FireEye has over 4,400 customers across 67 countries, including more than 680 of the Forbes Global 2000.

© 2016 FireEye, Inc. All rights reserved. FireEye is a registered trademark or trademark of FireEye, Inc. in the United States and other countries. All other brands, products, or service names are or may be trademarks or service marks of their respective owners.

Investor Contact

Kate Patterson

FireEye, Inc.

kate.patterson@fireeye.com

408-321-4957

Media Contact

Vitor De Souza

FireEye, Inc.

vitor.desouza@fireeye.com

415-699-9838

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Source: FireEye, Inc.